Exhibit 4.1

Execution Version

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is entered into as of May 6, 2026, by and among Carnival Corporation, a Panamanian corporation (“Carnival Corporation”) and Carnival plc, a company incorporated and registered under the laws of England and Wales (“Carnival plc,” and together with Carnival Corporation, the “Parties” and each a “Party”). Any capitalized terms used, but not defined, herein shall have the meanings ascribed thereto in the Equalization Agreement (as defined below).

WHEREAS, Carnival Corporation and Carnival plc are parties to the Equalization and Governance Agreement, dated as of April 17, 2003 (the “Equalization Agreement”);

WHEREAS, Section 11(A) of the Equalization Agreement provides that the Equalization Agreement may be terminated by mutual agreement of Carnival Corporation and Carnival plc, upon approval as a Class Rights Action;

WHEREAS, the termination of the Equalization Agreement was approved as a Class Rights Action at an extraordinary general meeting of the Carnival Corporation shareholders and at a general meeting of Carnival plc shareholders on April 17, 2026;

WHEREAS, the Parties are parties to a Scheme of Arrangement dated February 27, 2026 (the “Scheme of Arrangement”), which was sanctioned by the High Court of Justice in England and Wales on May 1, 2026;

WHEREAS, the Parties have mutually agreed to terminate the Equalization Agreement pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree hereby as follows:

1.                  Each of the Parties, as applicable, hereby agrees and acknowledges that, automatically upon the occurrence of the Scheme Effective Date (as defined in the Scheme of Arrangement), the Equalization Agreement shall terminate and be of no further force and effect and no Party shall have any other rights, obligations or liabilities under the Equalization Agreement.

2.                  Each of the Parties hereby warrants, covenants and represents that the individual signing this Agreement on its behalf has full authority to execute this Agreement and that, when executed, this Agreement shall be valid, binding and legally enforceable.

3.                  It is acknowledged and agreed that, upon termination of the Equalization Agreement hereunder, each of the following documents and agreements shall also terminate with immediate effect in accordance with its terms:

a.	the Pairing Agreement, dated as of April 17, 2003, among Carnival Corporation, The Law Debenture Trust Corporation (Cayman) Limited as trustee of the P&O Princess Special Voting Trust, a trust formed under the laws of the Cayman Islands, and SunTrust Bank;

b.	the SVE Special Voting Deed, dated as of April 17, 2003, by and between Carnival Corporation, DLC SVC Limited, Carnival plc (previously P&O Princess Cruises plc), The Law Debenture Trust Corporation (Cayman) Limited and The Law Debenture Trust Corporation P.L.C.;

c.	the Deed, dated April 17, 2003, by Carnival Corporation and P&O Princess Cruises plc for the benefit of the P&O Princess Shareholders, for clarity, which refers to Exchange Notices;

d.	the Deed of Guarantee, dated April 17, 2003, by Carnival Corporation and Carnival plc for the benefit of each Creditor (as defined therein) (“Corp Deed of Guarantee”); and

e.	the Deed of Guarantee, dated April 17, 2003, between Carnival plc and Carnival Corporation for the benefit of each Creditor (as defined therein) (“PLC Deed of Guarantee” and, collectively with the Corp Deed of Guarantee, “Deeds of Guarantee”); and

f.	any guarantees of the Parties’ indebtedness or other obligations granted pursuant to the Deeds of Guarantee.

4.                  This Agreement shall be governed by and construed in accordance with the laws of the Isle of Man, without regard to conflicts of law principles.

5.                  This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which when taken together shall constitute one and the same instrument.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

Carnival corporation

By:	/s/ Enrique Miguez
Name:	Enrique Miguez
Title:	General Counsel

Carnival plc

By:	/s/ Enrique Miguez
Name:	Enrique Miguez
Title:	General Counsel

[Signature Page to Termination Agreement]